Exhibit 99.1

[Raytheon Logo]	Media Relations

News release

FOR IMMEDIATE RELEASE

Contact:

James Fetig

781-522-5111

Raytheon Announces Agreement to Settle Shareholder Class Action Lawsuit

WALTHAM, Mass., (May 13, 2004) – Raytheon Company (NYSE: RTN) today announced it has reached an agreement in principle to settle a securities class action lawsuit pending in the United States District Court for the District of Massachusetts. The suit, entitled “In re Raytheon Securities Litigation,” relates to matters alleged to have occurred between October 1998 and October 1999 in certain discontinued businesses of the Company.

The terms of the settlement, which must be approved by the court, include a cash payment of $210 million, expected to be made in the second or third quarter of 2004, and warrants for Raytheon stock with a stipulated value of $200 million. Plaintiffs’ attorney’s fees are included within the settlement.

The warrants have a five-year term with a strike price of $37.50. The warrants will be issued when the settlement proceeds are distributed to the claimants which is anticipated to occur in the fourth quarter 2004 or the first quarter 2005. Based on a stock price of $32, Raytheon expects that the settlement will include approximately 23 million warrants. The actual number of warrants issued will depend on the stock price at the time of distribution.

The Company expects to record a pre-tax charge of approximately $335 million in the second quarter 2004 for the combined value of the cash and warrants, net of insurance proceeds. Although not agreed to by the insurance carriers at this time, the Company expects to receive insurance proceeds of $75 million in connection with the settlement. After accounting for the settlement, the Company still expects its full-year free cash flow to exceed $1 billion. Free cash flow is a non-GAAP financial measure that the Company defines as operating cash flow less capital spending and internal use software spending.

The settlement will resolve all claims asserted against Raytheon and the individual defendants in this case. Although Raytheon believes this suit is without merit, the Company is pleased to put the uncertainty of the class action litigation behind it and believes that the decision to settle is in the best interest of its shareholders.

Raytheon Company (NYSE: RTN), with 2003 sales of $18.1 billion, is an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Waltham, Mass., Raytheon employs 78,000 people worldwide.

Forward Looking Statements

Certain statements included in this release, including any statements relating to the Company’s future plans, objectives, and projected future financial performance, contain or are based on, forward-looking statements within the meaning of the federal securities laws. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan,” and variations of these words and similar expressions, are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. The Company expressly disclaims any current intention to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this release. Important factors that could cause actual results to differ include, but are not limited to: the District Court for the District of Massachusetts withholds its approval of the terms of the shareholder litigation settlement; the ultimate resolution regarding insurance coverage for the shareholder litigation; the ability to obtain or the timing of obtaining future government awards; the availability of government funding; changes in government or customer priorities due to program reviews or revisions to strategic objectives; difficulties in developing and producing operationally advanced technology systems; termination of government contracts; program performance, including resolution of claims; timing of contract payments; the performance of critical subcontractors; government import and export policies and other government regulations; the ultimate resolution of contingencies and legal matters, including investigations; the effect of market conditions, particularly in relation to the general aviation, commuter and fractional aircraft markets; cost growth risks inherent with large long-term fixed price contracts; conflicts with other investors in joint ventures and less than wholly-owned businesses; and risks associated with outstanding letters of credit, surety bonds, guarantees and other support agreements related to a number of contracts and leases of our former engineering and construction business unit. Further information regarding the factors that could cause actual results to differ materially from the projected results can be found in the Company’s filings with the Securities and Exchange Commission.

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